Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-144280, 333-143445, 333-119958, 333-76244, 333-57415, and 033-61881) on Forms S-8 of Bryn Mawr Bank Corporation (the Corporation) of our reports dated March 10, 2008, with respect to the consolidated balance sheets of the Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Corporation.

Our report dated March 10, 2008 on the consolidated balance sheets of the Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years on the three year period ended December 31, 2007, refers to the Corporation’s adoption of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006, and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” in 2006.

Philadelphia, Pennsylvania

March 10, 2008